Ernst & Young LLP
Two Commerce Square
Suite 4000
2001 Market Street
Philadelphia, Pennsylvania 19103-7096

Phone 215-448-5000
Fax   215-448-4069


           Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "General Information in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 20 to the Registration Statement Number 811-04933 (Form N1A) of our report dated April 28, 2000 on the financial statements and financial highlights of the Commonwealth Cash Reserve Fund, Inc. for the year ended March 31, 2000, included in the 2000 Annual Report to Shareholders.



/s/ Ernst & Young LLP
    Ernst & Young LLP


Philadelphia, Pennsylvania
July 25, 2000